Exhibit 99

CONFIDENTIAL

Media Contact:	Investor Contact:
Susan E. Stricklin	James R. Reske
Vice President, Marketing	Chief Financial Officer
Home Savings	United Community Financial Corp.
(330) 742-0638	(330) 742-0592
sstricklin@homesavings.com	jreske@ucfconline.com

UNITED COMMUNITY FINANCIAL CORP. ANNOUNCES LEADERSHIP TRANSITION

•	Douglas McKay to retire at end of year, assume new appointment as Director Emeritus

•	Director Richard Schiraldi becomes independent, non-executive Chairman of the Board of United Community and Home Savings

•	United Community Board selects Patrick Bevack to assume role of President and Chief Executive Officer of United Community following McKay retirement

YOUNGSTOWN, Ohio – September 8, 2010 – United Community Financial Corp. (Nasdaq: UCFC), holding company of The Home Savings and Loan Company, announced today that Douglas M. McKay will retire at the end of 2010 from his positions of President and Chief Executive Officer at United Community and from the boards of United Community and Home Savings. Following his retirement, he will become a Director Emeritus of United Community.

McKay, 62, is a prominent community leader in the Mahoning Valley and the great-grandson of James M. McKay, who founded Home Savings on January 15, 1889. He has been Chairman of the Board and Chief Executive Officer of United Community since its inception in 1998 and its President from 1998 to 2007 and again since April 2009. He also has served as Chairman of the Board of Home Savings since 1995 and previously served as its President from 1996 to 2000. He joined Home Savings in 1971.

To facilitate an orderly transition process, director Richard J. Schiraldi has been named independent, non-executive Chairman of both the United Community and Home Savings boards, effective September 1, 2010. In addition, the United Community Board has selected Patrick W. Bevack to assume the responsibilities of President and Chief Executive Officer of United Community in addition to his current role as President and Chief Executive Officer of Home Savings. Upon receipt of all applicable regulatory approvals, his appointment will become effective following McKay’s retirement. Bevack will remain a member of the United Community and Home Savings boards.

“United Community, Home Savings and the customers and communities we serve have benefited greatly from Doug McKay’s tireless efforts to build a solid organization through strong relationships and outstanding service,” said Bevack. “We thank him for his many contributions throughout his career to the bank, boards and communities we serve, and we are especially pleased that he will be working with us over the next several months to ensure a smooth transition.”

Bevack added, “Doug’s decision to retire provides an important opportunity for us to further strengthen our corporate governance practices by separating the roles of Chairman and Chief Executive Officer, and become an even more efficient organization. His willingness to become a Director Emeritus allows him to continue to provide advice and support to the United Community Board and enables us to maintain a close connection to the McKay family legacy that has existed since the Bank first opened its doors more than 120 years ago.”

Commenting on his decision to retire, McKay said, “I have spent my entire career, particularly since United Community was created twelve years ago, representing the interests of our shareholders, employees, customers and the communities we serve. I will continue to do the same both prior to, as well as after, my retirement.”

Since selling its registered broker dealer subsidiary in 2008 and its trust business in 2009, United Community has focused on providing a wide array of retail and business banking products and services through Home Savings, now its only subsidiary. Home Savings conducts business through 38 branch offices and six loan production offices in Ohio and western Pennsylvania, employing nearly 600 people.

Schiraldi is a CPA and has been a partner at Cohen & Company CPAs in Youngstown since 1990. He currently serves as Director of Strategic Development at the firm after serving as Director of Tax Operations at Cohen from 1983 until 2003. He has served on the United Community Board since 2002 and is a member of the Audit, Compensation, Compliance and Risk Management and Nominating and Governance Committees of the Board. He also serves as the Chairman of the Audit Committee.

Schiraldi is a Youngstown State University graduate and earned his law degree from the University of Akron. Besides his membership in the American and Ohio Bar associations, the American Institute of CPAs and the Ohio Society of CPAs, Schiraldi also is an active member on a number of local boards, such as the Youngstown Central Area Community Improvement Corporation, the Youngstown Business Incubator, the Western Reserve Port Authority, and the Northeast Ohio Council on Higher Education. He is also a former board member of the Mahoning Valley Historical Society and the Youngstown Symphony Society. He was honored in 2004 by the Youngstown Warren Regional Chamber as Business Advocate of the Year and in 2009 by YSU’s Williamson College of Business with the Outstanding Service Award.

Bevack, who joined Home Savings in 2000, became President and Chief Executive Officer in 2009. With over 30 years of experience in the financial services industry, Bevack previously held the positions of Chief Operating Officer, Executive Vice President, Chief Financial Officer and Senior Vice President of Mortgage Lending. Before joining Home Savings, Bevack served as Executive Vice President and Assistant Secretary at Metropolitan Bank & Trust. Earlier in his career, he held various executive positions with other regional financial institutions.

Bevack earned his Bachelor’s degree in accounting and his Master’s degree in finance from Cleveland State University. He is a member of Ohio’s Society of CPAs, American Institute of CPAs, Regional Chamber of Commerce and Greater Cleveland Mortgage Bankers Association. He also serves on the boards of the Youngstown/Warren Regional Chamber and Wick Neighbors, Inc.

“Pat has succeeded in various positions of increasing responsibility throughout his career at Home Savings,” said Schiraldi. “Based upon his proven leadership skills and expertise in all aspects of our core business, the Board is confident that he is the right person to carry out our long-range strategic plan.”

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When used in this press release, the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.